Exhibit 99.2

I would like to take this opportunity to thank all of you for joining us in our annual meeting today. I would also like to thank all of you who voted and for passing all four of the issues that were addressed in our recent proxy.

Now I would like to open up the meeting to questions, but before I do, let me take a few minutes to give you a brief update on some of the progress being made in your company. As you are probably aware, public companies must operate under full disclosure guidelines issued by the SEC, and as a result, the text of our discussion today will be covered in an 8K filing no later than Friday October 14th.

In our conference call with investors on July 28th, I indicated that the company had completed the development of the industry’s first truly integrated product that combines a server with switching, routing and network appliance capabilities in one tightly integrated product, and that initial testing was underway. I am now very pleased to report, that this testing has been very successful and the two agreements that we expected the company to sign in the third quarter, have been agreed to in principle ,and one has been signed and joint marketing efforts are underway. Additionally, this product has been under extensive qualification testing with two very large potential customers in Japan and we just recently received word that we have successfully completed these tests, which now moves us into final negotiations of business agreements with both of these Japanese companies as well.

In addition, we received word in the third quarter that a major storage company had completed the testing of a special version of our product and have recommended that the product be included for sale as a part of the offerings of their global systems group. This is very encouraging in that it is another independent endorsement of the value of our core Procera technology. Your company is also in the midst of conducting evaluations and negotiations for product supply agreements in India, Mainland China, Latin America and several places in Europe. We have also received our initial order for units that would be evaluated for government installations and the testing of these products will take place in Q4. If successful, this could lead to negotiations of long term supply agreements with a Federal systems Integrator.

So in summary, we continue to believe that your company has a very solid base technology and products that are being sold into markets that are expanding at a very robust pace. We have developed some very solid customer references that we can build on and our sales pipeline is now filled with considerable opportunity from potential partners and customers in several parts of the world. Our new highly integrated platform is flexible, scalable and allows rapid integration of “best of breed” server application software products, that offer industry leading performance at industry leading prices. It also allows software providers to provide complete turnkey solutions to their existing customers, thereby creating unique value and a compelling selling proposition.

In the area of key personnel, we are excited that Mr. Sunil Dhar joined our Procera management team in the third quarter as our Director of Product Management. Sunil comes to Procera with over five years of management experience at Cisco and a very strong background in both advanced wired and wireless networks. Sunil has an electronics engineering degree and an MBA from Dalhousie University.

I will now open up the floor to questions.